CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in registration statement (Form S-8 No. 333-285021) pertaining to Northpointe Bancshares, Inc. of our report dated June 26, 2026, relating to the statements of net assets available for benefits of Northpointe Bancshares, Inc. Employee Stock Ownership Plan as of December 31, 2025 and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the related December 31, 2025 supplemental schedule of assets (held at end of year) included in this Annual Report on Form 11-K of Northpointe Bancshares, Inc. Employee Stock Ownership Plan.
/s/ REHMANN ROBSON LLC

Grand Rapids, Michigan
June 26, 2026